Exhibit 99.1

EPIRUS Biopharmaceuticals Initiates Pivotal Global Phase 3 Clinical Study for BOW015 (Infliximab Biosimilar)

•                  UNIFORM(i) Study builds on prior successful Phase 1 and Phase 3 studies

•                  Intended to support harmonized global filing for BOW015 in 2017

•                  BOW015 is a biosimilar for Remicade®, which had global sales of $8.8 billion in 2014

Boston, MA — (GlobeNewswire) — February 09, 2016 — EPIRUS Biopharmaceuticals, Inc. (Nasdaq:EPRS), a pure-play biosimilar company focused on the development and commercialization of biosimilar monoclonal antibodies (mAbs), today announced the initiation of its global registration study for BOW015 (infliximab, reference biologic Remicade®(ii)) in active Rheumatoid Arthritis (RA) patients. EPIRUS plans to enroll over 500 patients in the UNIFORM Study, which will be conducted at sites in Europe, North America and Latin America.

The UNIFORM Study is a 58-week, double-blind, one-to-one randomized, comparator-controlled multi-center global study to compare efficacy, safety and immunogenicity and demonstrate clinical equivalence of BOW015 with Remicade. The primary endpoint at week 16 is the proportion of patients that meet ACR20 (20% or greater improvement in American College of Rheumatology assessment). EPIRUS is targeting a harmonized global filing for marketing approval for BOW015 in 2017 based on 30-week data.

“The initiation of the UNIFORM Study is a major milestone for the BOW015 biosimilar clinical program,” said Amit Munshi, president and chief executive officer, EPIRUS Biopharmaceuticals. “Following completion last quarter of manufacturing process lock, which we believe is an important risk-reducing milestone in our development program, our team continues to make progress toward U.S. and Europe market entry. This study, along with patient exposure and pharmacovigilance data from patients currently receiving treatment, is designed to provide the foundation for our global filing.”

The UNIFORM Study continues the global clinical development program, building on positive data from EPIRUS’ Phase 1 study in healthy volunteers and Phase 3 study in active RA patients presented at recent American College of Rheumatology (ACR) and European League Against Rheumatism (EULAR) meetings. The data presented reinforced the analytical, pharmacokinetic, safety and efficacy profile for BOW015, further demonstrating biosimilarity between BOW015 and infliximab. To date nearly 1,000 patients have already been treated with BOW015.

About BOW015 (infliximab, reference biologic Remicade)

BOW015 is a monoclonal antibody against tumor necrosis factor alpha (TNF-α). It is used to treat autoimmune diseases, including rheumatoid arthritis. BOW015 is currently approved in India and has been launched in collaboration with commercialization partner Sun Pharma under the trade name, Infimab™. EPIRUS is actively progressing applications for marketing approval for BOW015 in targeted accessible markets, including Latin America, where EPIRUS recently signed a distribution deal with mAbxience.

About EPIRUS Biopharmaceuticals

EPIRUS Biopharmaceuticals (Nasdaq:EPRS) is a pure-play biosimilar company focused on the global development and commercialization of biosimilar monoclonal antibodies (mAbs). EPIRUS’ goal is to improve global patient access to important, cost-effective medicines. The company’s current pipeline of biosimilar product candidates includes: BOW015 (infliximab, reference biologic Remicade®); BOW050 (adalimumab, reference biologic Humira®); BOW070 (tocilizumab, reference biologic Actemra®); BOW080 (eculizumab, reference biologic Soliris®); BOW090 (ustekinumab, reference biologic STELARA®); and BOW100 (golimumab, reference biologic SIMPONI®)(ii). The reference products for these candidates together generated approximately $29.2 billion in global sales for 2014, according to EvaluatePharma®. EPIRUS has established multiple partnerships to support its regulatory and commercialization efforts in global markets.

Forward-Looking Statements

Various statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In addition, when or if used in this document, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to EPIRUS or its management, may identify forward-looking statements.  EPIRUS cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by EPIRUS to secure and maintain relationships with collaborators and single-source contract manufacturers; risks relating to in-house cell line and process development activities; risks relating to clinical trials; risks relating to the commercialization, if any, of EPIRUS’ proposed product candidates (such as marketing, regulatory, product liability, supply, competition, and other risks); dependence on the efforts of third parties; dependence on intellectual property; risks related to the loss of any of EPIRUS’ key management personnel; risks that EPIRUS may lack the financial resources and access to capital to fund proposed operations and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of EPIRUS’ annual report on Form 10-K for the fiscal year ended December 31, 2014 and quarterly reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, which are on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in EPIRUS’ annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect EPIRUS’ results. There can be no assurance that the actual results or developments anticipated by EPIRUS will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, EPIRUS. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to EPIRUS or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. EPIRUS cautions investors not to rely too heavily on the forward-looking statements EPIRUS makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and EPIRUS undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

For media inquiries:

Hope Buggey, FleishmanHillard

+1-919-336-3786

hope.buggey@fleishman.com

For investor inquiries:

Marek Ciszewski, J.D., EPIRUS Biopharmaceuticals

+1-617-553-9716

mciszewski@epirusbiopharma.com

Source: EPIRUS Biopharmaceuticals, Inc.

(i)  UNIFORM Study — Understanding BOW015 ( infliximab-EPIRUS) and reference infliximab (Remicade®) in patients with active rheumatoid arthritis on stable doses of methotrexate

(ii)  Remicade is a registered trademark of Johnson and Johnson; Humira is a registered trademark of AbbVie; Actemra is a registered trademark of Chugai Seiyaku Kabushiki Kaisha Corp., a member of the Roche Group; Stelara is owned and marketed by Centocor Ortho Biotech Inc, a wholly owned subsidiary of Johnson and Johnson; Simponi is marketed by Janssen Biotech Inc; Soliris is a registered trademark of Alexion Pharmaceuticals, Inc.